Exhibit 99.1

FOR IMMEDIATE RELEASE

Expedia, Inc. Names New Independent Auditor

BELLEVUE, Washington—July 2, 2002—Expedia, Inc. (NASDAQ: EXPE) today announced that its board of directors approved Ernst & Young LLP as the company’s independent auditors, effective July 1, 2002. The change in auditors was made at the request of USA Interactive, which holds approximately 63% of Expedia®’s common shares.

Ernst & Young LLP is the independent auditor for USA and its other majority-held companies. Deloitte & Touche LLP previously served as Expedia’s auditor.

“Deloitte & Touche has served as our independent accountant since our founding in 1995, including through our IPO and some challenging and successful years for us,” said Gregory S. Stanger, senior vice president and chief financial officer of Expedia. “We appreciate and value the independence and professionalism with which they have served us.”

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is the world’s leading online travel service and was the eighth largest travel agency in the United States in 2001. Expedia operates Expedia.com® in the United States and localized versions throughout Europe and Canada, and offers a wide variety of travel products and services, such as Expedia® Special Rate hotels and vacation rentals with the guaranteed lowest prices. Expedia operates Classic Custom Vacations, Inc., a leading wholesaler of premiere vacation packages to destinations such as Hawaii, Mexico, Europe and the Caribbean. Travelscape, Inc., wholly owned by Expedia, also operates as WWTE, a private-label travel business that supplies car and hotel inventory to third parties. Expedia is a majority-owned subsidiary of USA Interactive (NASDAQ: USAI).

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Expedia, Expedia.com and the Expedia logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S., Canada and/or other countries. The names of actual companies and products mentioned herein may be trademarks of their respective owners.

For investor information about Expedia, Inc.:

Marj Charlier, Director of Investor Relations, (425) 564-7666 or call our Investor Relations team at (425) 564-7233

For more information, press only:

Darcy Bretz, Edelman Public Relations, (312) 240-2619 darcy.bretz@edelman.com or visit http://expedia.com/daily/press